CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-3 (“Registration Statement”) of our report dated March 27, 2018, relating to the consolidated financial statements of The Prudential Insurance Company of America, which appear in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, NY

April 18, 2018

Consent of Independent Registered Public Accounting Firm

The Committee

The Prudential Variable Contract Account-2:

We consent to the use of our report, dated February 20, 2018, with respect to the statement of net assets of The Prudential Variable Contract Account-2 as of December 31, 2017, and the related statement of operations for the year then ended, statements of changes in net assets for each of the years in the two-year period then ended, and financial highlights for each of the years in the five-year period then ended, incorporated by reference herein. We also consent to the references to our firm under the headings “Financial Highlights” in the prospectus and “Financial Statements of VCA 2 & Consolidated Financial Statements for the Prudential Insurance Company of America and Subsidiaries” in the Statement of Additional Information.

New York, New York

April 18, 2018